TERM NOTE

$2,5OO,000.00                                              Palo Alto, California
                                                           February 4, 1997

         FOR VALUE RECEIVED, the undersigned PACIFIC MAGTROM, INC. (collectively, "Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at Peninsula RCBO, 4-00 Hamilton Avenue, Palo Alto, California, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00), with interest thereon (computed on the basis of a 360-day year, actual days elapsed) at a fixed rate per annum determined by Bank to be two and one-half percent (2.50%) above Bank's LIBOR in effect on the first day of each Fixed Rate Term.

A. DEFINITIONS:

          As used herein, the following terms shall have the meanings set forth after each:

         1."Business Day" means any day except a Saturday, Sunday or any other day designated as a holiday under Federal or California statute or regulation.

         2."Fixed Rate Term" means a period commencing on the date of disbursement and continuing for three (3) months and each consecutive three (3) months period thereafter, during which all of the OUTSTANDING PRINCIPAL balance of this Note bears interest determined in-relation to Bank's LIBOR; provided however, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

         3."LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

               LIBOR = BASE LIBOR
                    ---------------------------------
                      100% - LIBOR Reserve Percentage

         (a)"Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market

Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

         (b) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

         4. "Successor Rate" means a rate of interest, determined by Bank in its sole discretion, such that Bank shall receive an equivalent financial return had LIBOR remained available or ascertainable throughout the term of this Note.

B. INTEREST:

         1. PAYMENT OF INTEREST. Interest accrued on this Note shall be payable on the first day of each month, commencing April 1, 1997.

         2. ADDITIONAL LIBOR PROVISIONS.

         (a) If Bank at any time shall determine that for any reason adequate and reasonable means do not exist for ascertaining Bank's LIBOR, then Bank shall promptly give notice thereof to Borrower. If such notice is given and until such notice has been withdrawn by Bank, then (i) no new LIBOR option may be selected by Borrower, and, (ii) any portion of the outstanding principal balance hereof which bears interest determined in relation to Bank's LIBOR, subsequent to the end of the Fixed Rate Term applicable thereto, shall bear interest determined in relation to the Successor Rate.

         (b) If any law, treaty, rule, regulation or determination of a court or governmental authority or any change therein or in the interpretation or application thereof (each, a "Change in Law") shall make it unlawful for Bank
(i) to make LIBOR options available hereunder, or (ii) to maintain interest rates based on Bank's LIBOR, then in the former event, any obligation of Bank to make available such unlawful LIBOR options shall immediately be cancelled, and in the latter event, any such unlawful LIBOR-based interest rates then outstanding shall be converted, at Bank's option, so that interest on the portion of the outstanding principal balance subject thereto is determined in relation to the Prime Rate; provided however, that if any such Change in Law shall permit any LIBOR-based interest rates to remain in effect until the expiration of the Fixed Rate Term applicable thereto, then such permitted LIBOR-based interest rates shall continue in effect until the expiration of such Fixed Rate Term. Upon the occurrence of any of the foregoing events, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any fines, fees, charges, penalties or other costs incurred or payable by Bank as a result thereof and which are attributable to any LIBOR options made available to Borrower hereunder, and any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

         (c) IF any Change in Law or compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority shall:

          (i) subject Bank to any tax, duty or other charge with respect to any LIBOR options, or change the basis of taxation of payments to Bank of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of Bank); or

          (ii) impose, modify or hold applicable any reserve-, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any office of Bank; or


          (iii) impose on Bank any other condition;

and the result of any of the foregoing is to increase the cost to Bank of making, renewing or maintaining any LIBOR options hereunder and/or to reduce any amount receivable by Bank in connection therewith, then in any such case, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any additional costs incurred by Bank and/or reductions in amounts received by Bank which are attributable-to such LIBOR options. In determining which costs incurred by Bank and/or reductions in amounts received by Bank are attributable to any LIBOR options made available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

         3. DEFAULT INTEREST. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.


C . REPAYMENT AND PREPAYMENT:

         1. REPAYMENT. Principal shall be payable in monthly installments as follows:

         (a) One Thousand Two Hundred Eighty-five Dollars ($1,285.00) each, commencing on April 1, 1997 and continuing on the first day of each month thereafter until and including March 1, 1998;

         (b) One Thousand Four Hundred Fifteen Dollars ($1,415.00) each, commencing on April 1, 1998 and continuing on the first day of each month thereafter until and including March 1, 1999;

         (c)  One  Thousand  Five  Hundred  Fifty  Dollars   ($1,550.00)   each,
commencing on April 1, 1999 and continuing on the first day of each month thereafter until and including March 1, 2000;

         (d)  One  Thousand  Seven  Hundred  Five  Dollars   ($1,705.00)   each,
commencing on April 1, 2000 and continuing on the first day of each month thereafter until and including March 1, 2001;

         (e) One Thousand Eight Hundred Seventy-five Dollars ($1,875.00) each, commencing on April 1, 2001 and continuing on the first day of each month thereafter until and including March 1, 2002;

         (f) Two Thousand Sixty Dollars ($2,060.00) each, commencing on April 1, 2002 and continuing on the first day of each month thereafter until and including March 1, 2003;

         (g) Two Thousand Two Hundred Sixty-five Dollars ($2,265.00) each, commencing on April 1, 2003 and continuing on the first day of each month thereafter until and including March 1, 2004;

         (h)  Two  Thousand  Four  Hundred  Ninety  Dollars   ($2,490.00)  each,
commencing on April 1, 2004 and continuing on the first day of each month thereafter until and including March 1, 2005.

         (i)  Two  Thousand  Seven  Hundred  Forty  Dollars   ($2,740.00)  each,
commencing on April 1, 2005 and continuing on the first day of each month thereafter until and including March 1, 2006;

         (j) Three Thousand Ten Dollars ($3,010.00) each, commencing on April 1, 2006 and continuing on the first day of each month .thereafter until and including March 1, 2007;

         All remaining unpaid principal and any accrued and unpaid interest shall be due and payable in full on March 1, 2007.

         2. APPLICATION OF PAYMENTS. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

         3. PREPAYMENT Borrower may prepay principal on this Note at any time and in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if this Note shall become due and payable at any time prior to the last day of the Fixed

Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

        (i) DETERMINE the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

        (ii) SUBTRACT from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at Bank's LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.


        (iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by Bank's LIBOR used in (ii) above.

Each Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is
difficult  to  ascertain  the  full  extent  of  such  costs,   expenses  and/or
liabilities. Each Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. if Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.00%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

         (c) APPLICATION OF PREPAYMENTS. All prepayments of principal shall be applied on the most remote principal. installment or installments then unpaid.

D. EVENTS OF DEFAULT:

         The occurrence of any of the following shall constitute an "Event of Default" under this Note:

         1. The failure to pay any principal, interest, fees or other charges when due hereunder or under any contract, instrument or document executed in connection with this Note.

         2. The filing of a petition by or against any Borrower, any guarantor of this Note or any general partner or joint venturer in any Borrower which is a partnership or a joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a "Third Party Obligor") under any provisions of the Bankruptcy Reform Act, Title 11 of the United

States Code, as amended or recodified from time to time, or under any similar or other law relating to bankruptcy, insolvency, reorganization or other relief for debtors; the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of any Borrower or Third Party Obligor; any Borrower or Third Party Obligor becomes insolvent, makes a general assignment for the benefit of creditors or is generally not paving its debts as they become due; or any attachment or like levy on any property of any Borrower or Third Party Obligor.

         3. The death or incapacity of any individual Borrower or Third Party Obligor, or the dissolution or liquidation of any Borrower or Third Party
Obligor which is a corporation, partnership, joint venture or other type of entity.

         4. Any default in the payment or performance of any obligation, or any defined event of default, under any provisions of any contract, instrument or document pursuant to which any Borrower or Third Party Obligor has incurred any obligation for borrowed money, any purchase obligation, or any other liability of any kind to any person or entity, including the holder.

         5. Any financial statement provided by any Borrower or Third Party Obligor to Bank proves false.

         6. Any sale or transfer of all or a substantial or material part of the assets of any Borrower or Third Party Obligor other than in the ordinary course of its business.

         7. Any violation or breach of any provision of, or any defined event of default under, any addendum to this Note or any loan agreement, guaranty, security agreement, deed of trust or other document executed in connection with or securing this Note.

E. MISCELLANEOUS:

         1. REMEDIES. Upon the sale, transfer, hypothecation, assignment or other encumbrance, whether voluntary, involuntary or by operation of law, of all or any interest in the property described in any deed of trust securing this Note, or the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are expressly waived by each Borrower. Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, and including any of the foregoing incurred in connection with any bankruptcy proceeding relating to any Borrower.

         2. OBLIGATIONS JOINT AND SEVERAL. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

         3. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of California, except to the extent Bank has greater rights or remedies under Federal law, whether as a national bank or otherwise, in which case such choice of California law shall not be deemed to deprive Bank of any such rights and remedies as may be available under Federal law

         This Note is secured by a Deed of Trust dated February 4, 1997.

         See Addendum to Promissory Note attached hereto, all terms of which are incorporated herein by this reference.


Pacific Magtron, Inc.

By: /s/ Theodore S. Li
   ----------------------
   Theodore S. Li
   Managing Director

ADDENDUM TO PROMISSORY NOTE

         THIS ADDENDUM is attached to and made a part of that certain promissory note executed by PACIFIC MAGTRON, INC. ("Borrower") and payable to WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank"), or order, dated as of February 4, 1997, in the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the "Note").

         The following provisions are hereby incorporated into the Note:

                1. So long as Bank remains committed to extend credit to Borrower under this Note and until payment in full of all obligations of Borrower hereunder, Borrower shall provide to Bank all of the following, in form and detail satisfactory to Bank:

                (a) not later than 90 days after and as of the end of each fiscal year, a reviewed financial statement of Borrower, prepared by a certified public accountant acceptable to Bank, to include balance sheet, income statement and statement of cash flow, together with all supporting schedules and footnotes;


                (b) not later than 30 days after and as of the end of each fiscal quarter, a financial statement of Borrower, prepared by Borrower, to include balance sheet and income statement; and

                (c) not later than 45 days after and as of the end of each calendar year, a financial statement of each guarantor hereunder, prepared by such guarantor, to include balance sheet and income statement, and within 15 days after filing, but in no event later than each October 31, copies of each such guarantor's filed federal income tax returns for such year;


                (d) from time to time such financial and other information as Bank may reasonably request.

                2.  FINANCIAL  CONDITION.  Borrower  shall  maintain  Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):


                (a) Total Liabilities divided by Tangible Net Worth not at any time greater than 2.5 to 1.0, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

                (b) Net income after taxes not less than $1.00 on an annual basis, determined as of each fiscal year end, with no more than two consecutive quarterly losses in any fiscal year.

                (c) EBITDA Coverage Ratio not less than 1.25 to 1.0 as of each fiscal year end, with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense, and with "EBITDA Coverage Ratio" defined as EBITDA divided by the aggregate of total interest expense plus the prior period current maturity of long-term debt and the prior period current maturity of subordinated debt.

         3. ARBITRATION:

                (a) ARBITRATION. Upon the demand of any party, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Note. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, this Note and each other document, contract and instrument required hereby or now or hereafter delivered to Bank in connection herewith (collectively, the "Documents"), or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Documents, including without limitation , any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

                (b) GOVERNING RULES. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Documents. The arbitration shall be conducted at a location in California selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. ss.91 or any similar applicable state law.

                (c) NO WAIVER; PROVISIONAL REMEDIES, SELF-HELP AND FORECLOSURE. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration or reference hereunder.

                (d) ARBITRATOR QUALIFICATIONS AND POWERS; AWARDS. Arbitrators must be active members of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive law applicable to the subject matter of the Dispute.
        Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of California, (ii) may grant any remedy or relief that a court of the state of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California

        Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

                (e) JUDICIAL REVIEW. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (A) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (B) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of California, and (C) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (1) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and
        (2) whether the conclusions of law are erroneous under the substantive law of the state of California. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of California.

                (f) REAL PROPERTY COLLATERAL; JUDICIAL -REFERENCE. Notwithstanding anything herein to the contrary, no Dispute shall be submitted to arbitration if the Dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless
        (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable.

        If any such Dispute is not submitted to arbitration, the Dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section
        638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

                (g) MISCELLANEOUS. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Documents or the subject matter of the Dispute shall control. This Note may be amended or modified only in writing signed by Bank and Borrower. If any provision of this Note shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Note. This arbitration provision shall survive termination, amendment or expiration of any of the Documents or any relationship between the parties.


         IN WITNESS WHEREOF, this Addendum has been executed as of the same date as the Note.

Pacific Magtron Inc

By: /s/ Theodore S. Li
   ----------------------
   Theodore S. Li
   Managing Director